Exhibit 10(w)
FIRST AMENDMENT TO THE
EMERSON DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Emerson Electric Co. (the “Company”) previously adopted the Emerson Defined Contribution Supplemental Executive Retirement Plan (the “Plan”);
WHEREAS, the Company reserved the right to amend the Plan pursuant to Section XII.G therefore;
WHEREAS, the Company desires to amend the Plan effective January 1, 2025, to provide the Plan Administrator the discretionary authority to (i) cancel any participant’s deferral election due to an unforeseeable emergency or a disability, (ii) waive the requirement that a participant generally must be employed on the last day of the applicable plan year in order to receive a non-elective contribution for that plan year, (iii) make certain discretionary contributions for purposes of addressing unanticipated administrative circumstances or benefit adjustments, (iv) permit any participant to make a different payment election for future contributions, (v) permit any participant to make a subsequent deferral election;
WHEREAS, the Plan provides that a participant’s non-elective contribution for a plan year is calculated based on an offset by, among other items, the maximum non-discretionary matching contribution that may be credited to the participant’s account under the Emerson Savings Plan (the “Qualified Match Offset”); and
WHEREAS, the Company desires to amend the Plan effective January 1, 2026, so that the Qualified Match Offset is the maximum non-discretionary matching contribution that may be credited to the participant’s account under all of the applicable Employer-sponsored tax-qualified defined contribution plan in which the participant is eligible to contribute (rather than solely the Emerson Savings Plan in all cases), and to clarify that “Years of Service” will be calculated for all participants using the methodology set forth in the Emerson Savings Plan.
NOW, THEREFORE, IT IS RESOLVED, that, effective January 1, 2025, except as otherwise provided below, the Plan is amended as follows:
1.Effective January 1, 2026, the definition of “Years of Service” in Section II.Z is amended in its entirety to read as follows:
“Years of Service” shall have the same meaning as set forth in the ESP; provided, however, that with respect to a Participant who does not constitute an “Employee” under the ESP, the term “Years of Service” under the ESP shall be construed as though the Participant is an “Employee”.
2.Section IV.C is amended in its entirety to read as follows:

Selection and Change of Deferral Rate by Participant. The designation of deferral rate(s) under this Section IV shall be made pursuant to procedures prescribed by the Plan Administrator. No Participant shall be permitted to increase or decrease the rate of deferral or stop the deferral after the date the election becomes irrevocable as determined by the Plan Administrator; provided, however, that the Plan Administrator, in its discretion, may cancel a Participant’s Annual Election due to an unforeseeable emergency or after the Participant incurs a disability, in accordance with Treasury regulation section 1.409A-3(i)(3)(ii) or 1.409A-3(j)(4)(viii), as applicable.
3.Section V.A is amended in its entirety to read as follows:
Eligibility. A Participant is eligible for the Non-Elective Contribution for a Plan Year only if the Participant is employed by an Employer on the last day of the Plan Year or Retires during the Plan Year; provided, however, that the Plan Administrator, in its sole discretion, may waive the requirement that the Participant be employed on the last day of the Plan Year.
4.Section VI is amended in its entirety to read as follows:
In any Plan Year, the Company may, in its discretion, make Discretionary Contributions to the Account of any Participant, subject to such terms and conditions (including as to vesting) that the Company may impose in its discretion. The Plan Administrator, in its discretion, may authorize on behalf of the Company Discretionary Contributions as the Plan Administrator deems necessary or appropriate to address unanticipated administrative circumstances or benefit adjustments. The amount and terms and conditions of any Discretionary Contributions need not be uniform among Participants.
5.The last sentence in Section IX.C is amended in its entirety to read as follows:
Once the deadline has passed, the election becomes irrevocable and applies to all the Participant’s entire Account and all future contributions to be credited to the Account under the Plan; provided, however, that the Plan Administrator, in its discretion, may allow a Participant to make a new election with respect to specified future contributions, provided that the new election is made no later than the December 31 (or such earlier deadline prescribed by the Plan Administrator) prior to the calendar year in which the underlying Compensation would otherwise be earned, and subject to such terms and conditions that the Plan Administrator may impose in its discretion.
6.A new subsection Section IX.I is added to the Plan to read as follows:
Subsequent deferral election. Notwithstanding the provisions above in this Section IX, the Plan Administrator, in its discretion, may allow a Participant to elect to further defer the timing of payment and/or change the form of payment with respect to amounts deferred under the Plan, provided that in making this subsequent deferral election: (i) the Participant must make the subsequent deferral election not less than twelve (12) months prior to the scheduled payment date for the amount deferred; (ii) the original payment date must be delayed by at least five (5) years; and (iii) the subsequent deferral election shall not take effect until twelve (12) months following the date of the subsequent deferral election.
7.Effective January 1, 2026, the section “Non-Elective Contributions” is amended in its entirety to read as follows:
Non-Elective Contributions
The amount of Non-Elective Contribution credited to an eligible Participant’s Account for a Plan Year shall be equal to the excess of 15% of the Compensation paid to the Participant during the Plan Year over the sum of the following amounts with respect to the Qualified Plan or the Pension Plan, as applicable, for the same Plan Year:
(i)   the sum of the maximum amount of non-discretionary matching contribution that may be credited to the Participant’s account under each Qualified Plan during the Plan Year (even if the total non-discretionary matching contributions that the Participant actually earned or could have earned during the Plan Year under all Qualified Plans is smaller than this amount);
(ii)   the non-discretionary profit-sharing contribution under each Qualified Plan;
(iii)   the pay credit under the cash balance component of the Pension Plan; and
(iv)   the transition credit under the cash balance component of the Pension Plan.
The term “Qualified Plan” shall mean an Employer-sponsored tax-qualified defined contribution plan (including the ESP) in which the Participant is eligible to contribute for the applicable Plan Year (or any portion thereof) and that provides non-discretionary matching contributions and/or non-discretionary profit-sharing contributions.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers this 4th day of November 2025

EMERSON ELECTRIC CO.

By: _/s/ Amy Schnettgoecke_________________
Amy Schnettgoecke, Vice President – Total Rewards
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